Exhibit 99.2

November 17, 2009

Ramco-Gershenson Properties Trust
31500 Northwestern Highway
Suite 100
Farmington Hills, Michigan 48334

Re:       Engagement of CFO Synergy, Inc.

Ladies and Gentlemen:

          This letter sets forth the agreement between CFO Synergy, Inc., a Michigan corporation (“CFO Synergy”), and Ramco-Gershenson Properties Trust, a Maryland real estate investment trust (“Ramco”), with respect to the engagement of CFO Synergy to provide certain consulting services to Ramco as discussed below.

          CFO Synergy will provide Mr. J. H. (Jim) Smith to serve as the Interim Chief Financial Officer of Ramco, reporting to the CEO of Ramco.  Mr. Smith will oversee the management of the financial affairs of Ramco, including its finance and capital management, fiduciary accounting, financial and SEC reporting, treasury function, tax management and compliance, internal controls and auditor management.  He will have all of the responsibility and authority normally associated with a chief financial officer of a publicly-traded real estate investment trust.  He will not be a member of Ramco’s Board of Trustees.  CFO Synergy will make Mr. Smith available to the Trust as requested by the Trust, provided that Mr. Smith shall not be required to perform services for the Trust for more than three days per work week.

          The description and scope of the services may be amended from time to time upon the written agreement of Client and CFO Synergy, and as used herein the term “Services” will refer to the description of Services contained herein or as modified by any such amendment.

          In consideration for the Services, Ramco will pay CFO Synergy $275 per hour spent by Mr. Smith which will be invoiced semi-monthly, and paid within fifteen (15) days of receipt of invoice.  All payments to CFO Synergy will be in United States Dollars.

          In addition to the compensation set forth herein, Ramco will reimburse CFO Synergy for all out of pocket expenses incurred by Mr. Smith in accordance with Ramco’s policies in performing the Services, including, without limitation, transportation, meals and lodging if Mr. Smith is required to leave the Detroit, Michigan metropolitan area in performing the Services.

          Ramco’s engagement of CFO Synergy will commence on November 17, 2009.  Ramco’s engagement of CFO Synergy will terminate upon ten (10) days prior written notice from either party to the other, with or without cause.  Upon termination, Ramco will pay CFO Synergy all amounts due hereunder through the termination date, within ten (10) days following the termination date.  Within thirty (30) days following the termination date, CFO Synergy will return to Ramco all documents and equipment which are the property of Ramco which are in CFO Synergy’s possession.

          CFO Synergy agrees that in the course of performing the Services, CFO Synergy will adhere to all policies and procedures of Ramco of which Ramco gives CFO Synergy written notice, including, without limitation, all policies and procedures regarding the protection of confidential information of Ramco.  CFO Synergy agrees that it will maintain all non-public proprietary or confidential information that Ramco provides it in trust for the sole benefit of Ramco during the term of this engagement and following termination of CFO Synergy’s engagement hereunder, provided that such prohibition will not apply to any information which (i) CFO Synergy obtains from a source other than Ramco, (ii) CFO Synergy had prior to the date of its engagement with Ramco, (iii) CFO Synergy develops on its own, without the use of any confidential information, personnel or assets of Ramco, or (iv) CFO Synergy is required to disclose under any applicable law or pursuant to a subpoena or court order.

          If during the course of CFO Synergy’s performance of Services or after termination of CFO Synergy’s engagement hereunder CFO Synergy is required or requested to participate in any litigation, arbitration, governmental investigation or hearing or other similar proceeding on behalf of Ramco, Ramco shall pay CFO Synergy its then current hourly rate for each hour or part thereof which CFO Synergy spends participating in or preparing for such proceeding.

          Ramco shall indemnify, hold harmless and defend CFO Synergy and its directors, officers, employees and agents (collectively, the “indemnitees”) from and against all claims, liabilities, losses, expenses and damages to the same extent that Ramco indemnifies its executive officers.  Ramco shall pay damages and expenses as incurred, including reasonable legal fees and disbursements of a single firm of counsel and the costs of CFO Synergy’s professional time, relating to or arising out of the engagement, including any legal proceeding in which an indemnitee may be required or agree to participate but in which it is not a party.

          Ramco shall use its best efforts to include and cover CFO Synergy and Mr. Smith with direct coverage as additional insureds under Ramco’s policy for directors’ and officers’ insurance.

          CFO Synergy is not responsible for any third-party products or services.  CFO Synergy shall not be liable to Ramco except for actual damages resulting from gross negligence, bad faith, self-dealing or intentional misconduct.

          The terms and conditions contained herein may not be modified except in a written document, signed by an officer of CFO Synergy and Ramco, which specifically references the parties’ intent to modify these terms and conditions.

          The terms and conditions set forth herein shall be interpreted and enforced in accordance with Michigan law, without regard to any choice of law provision that would require the application of the laws of any other jurisdiction.  Venue over any action arising out of Ramco’s engagement of CFO Synergy hereunder shall reside exclusively in the state and federal courts located in Oakland County, Michigan.

          If the foregoing represents your understanding of the agreement between Ramco and CFO Synergy, please evidence your agreement by signing a duplicate of this letter on the signature line below and returning the same to me.  If you have any questions, please feel free to call me.

Sincerely,

CFO Synergy, Inc.
/s/ J. H. SMITH
J. H. Smith, President

The above is agreed and authorized:

Ramco-Gershenson Properties Trust
/s/ DENNIS GERSHENSON
By:  Dennis Gershenson, CEO and President

DETROIT.3935579.2